Contact:
Christopher J. Zyda
Senior Vice President &
Chief Financial Officer
Phone: (415) 978-3000
Email: ir@luminentcapital.com

LUMINENT MORTGAGE CAPITAL, INC. ANNOUNCES 2nd QUARTER EARNINGS

•	Quarterly dividend of $0.27 per share: annualized dividend yield of 10.8%

•	GAAP book value increased to $10.74 per share

•	Portfolio diversification underway

SAN FRANCISCO, CA August 9, 2005 – Luminent Mortgage Capital, Inc. (NYSE: LUM) today reported net income for the quarter ended June 30, 2005 of $6.2 million, or $0.16 diluted earnings per share, and REIT taxable net income for the quarter ended June 30, 2005 of $9.7 million, or $0.24 per share. REIT taxable net income is the basis upon which Luminent determines its dividends to stockholders. The principal difference between GAAP net income and REIT taxable net income relates to the timing of the recognition of realized gains or losses on Eurodollar futures contracts and swaption contracts used in Luminent’s liability management strategy. For the first half of 2005, net income was $25.1 million or $0.67 diluted earnings per share.

Luminent declared a second quarter dividend of $0.27 per share which was paid on August 8, 2005 to stockholders of record on July 11, 2005. Based on its per share closing stock price of $9.97 on August 8, 2005, the $0.27 second quarter dividend equates to an annualized dividend yield of 10.8%.

“We are pleased that Luminent continues to deliver attractive income returns to investors, and that our book value rose during this tumultuous quarter in the bond market,” said Gail P. Seneca, Chairman and Chief Executive Officer of Luminent. “Luminent once again navigated challenging conditions to produce strong results. We also successfully initiated our portfolio diversification strategy, which will reduce our company’s sensitivity to interest rates over time.”

“We are enthusiastic about our long term prospects,” continued Ms. Seneca. “Luminent’s efficient structure and specialized expertise will allow us to profitably generate and invest in high quality mortgage assets. Our recently announced portfolio diversification is achieving mid teens returns on equity. We are also cautiously optimistic that we are nearer to the end of the Federal Reserve tightening cycle than the beginning.”

“Currently, the bulk of our portfolio remains sensitive to the flattening yield curve,” said Trez Moore, President and Chief Operating Officer of Luminent. “Until the Federal Reserve pauses in its tightening regime, our funding costs will rise, and our net interest spread will compress. Declining spreads pressured our dividend in the second quarter and will continue to do so into the third quarter. Though prepayments accelerated, the impact on our earnings was modest, because the Luminent portfolio is well structured to weather prepayment volatility. The portfolio diversification now underway reduces our interest rate sensitivity and allows us to sustain spread income even as interest rates change. As we buy mortgage loans and execute securitizations, we will match fund our balance sheet. Over time, the combination of our credit sensitive business line with our spread portfolio should produce strong and reliable returns for investors.”

In the second quarter of 2005, Luminent initiated its portfolio diversification strategy and invested $80.4 million on an amortized cost basis in floating rate, non-AAA rated credit sensitive mortgage-backed securities. The weighted-average rating of this portfolio is BB+. Luminent’s estimated return on average equity in this portfolio is currently approximately 14%. During the third quarter of 2005, Luminent intends to purchase mortgage loans from selected high quality origination partners with the intention of securitizing these loans.

At June 30, 2005, substantially all our mortgage assets were short duration and high-quality. At June 30, 2005, we held $5.1 billion in mortgage assets composed as follows: 95.4% hybrid adjustable-rate mortgages; 2.0% adjustable-rate mortgages; 1.0% short balloon mortgages and 1.6% other credit sensitive mortgage-backed securities. Approximately 68.4% of our assets were invested in agency securities, 30.0 % in AAA-rated, securitized, residential whole loan mortgages and 1.6% in securities rated A and below. At June 30, 2005, our combined portfolio had a weighted-average amortized cost of 100.0% of face amount.

At June 30, 2005, the weighted-average coupon of our mortgage assets was 4.37%. For the second quarter of 2005, our weighted-average yield on average earning assets was 3.65%. The principal payment rate on our mortgage-backed securities, an annual rate of principal paydowns for our mortgage-backed securities relative to the outstanding principal balance of our mortgage-backed securities, was 30% for the quarter ended June 30, 2005.

At June 30, 2005, total liabilities, including repurchase agreements, junior subordinated notes and unsettled mortgage asset purchases, were $4.7 billion. On a GAAP basis, which includes the impact of futures amortization, our cost of liabilities for the quarter was 2.96% and our net interest spread for the quarter was 0.69%. Adjusting for the impact of futures amortization, which is a lagging indicator, our cost of liabilities for the quarter was 2.73% and our net interest spread for the quarter was 0.92%. Net interest spread adjusted for futures amortization is an important driver of taxable income, which in turn, drives our dividend.

We sold no securities during the second quarter of 2005.

Luminent’s book value at June 30, 2005 was $431.3 million, or $10.74 per share. The book value at June 30, 2005 includes the impact of the cash distribution of $0.27 per share for the second quarter and the marks-to-market on its portfolio. Luminent’s book value per share, excluding the unrealized marks-to-market on its portfolio and interest rate swaps, was $12.45 per share at June 30, 2005.

“We focus investor attention on book value without the impact of unrealized marks-to-market because Luminent intends to hold its short duration mortgage-backed securities and interest rate swaps portfolio to maturity,” said Ms. Seneca. “The value of that portfolio is always at work for our stockholders and will be fully realized at the maturity of the underlying securities. This book value of $12.45 per share represents the amount of equity truly at work for our stockholders in our investment strategy.”

Leverage, defined as total repurchase agreements plus junior subordinated notes divided by total stockholders’ equity, at June 30, 2005 was 9.8 times. Leverage, calculated using stockholders’ equity excluding the unrealized marks-to-market on the mortgage-backed securities portfolio and our interest rate swaps was 8.5 times at June 30, 2005. Leverage declined during the quarter.

Luminent was formed in April 2003, completed its initial public offering in December 2003 and trades on the New York Stock Exchange under the ticker “LUM.” Luminent is organized and conducts its operations so as to qualify as a real estate investment trust for federal income tax purposes. Luminent’s principal activity is to invest in mortgage-backed securities and loans, thereby providing capital to the single family residential housing market. Luminent’s website can be found at www.luminentcapital.com.

Luminent will hold a second quarter 2005 earnings conference call on Tuesday, August 9, 2005 at 10:00 a.m. PDT. The dial-in number is 1-866-831-6272 and the passcode is 89367359. A replay of the call will be available through August 16, 2005. The replay number is 1-888-286-8010 and the passcode is 30192601. The call will be webcast and can be accessed at Luminent’s website at www.luminentcapital.com or through CCBN’s individual investor center at www.fulldisclosure.com. A webcast replay will be archived for one year on the Event Calendar page at .

The international dial-in number is 1-617-213-8859 and the passcode is 89367359. The international replay number is 1-617-801-6888 and the passcode is 30192601.

This news release and Luminent’s filings with the Securities and Exchange Commission contain forward-looking statements that predict or describe future events or trends. The matters described in these forward-looking statements are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond Luminent’s control and are based on the information currently available to Luminent’s management. Luminent faces many risks that could cause its actual performance to differ materially from the results expressed or implied by its forward-looking statements, including, without limitation, the possibilities that interest rates may change, that principal payment rates may change, that mortgage-backed securities may not be available for purchase on favorable terms, that borrowings to finance the purchase of assets may not be available on favorable terms, that Luminent may not be able to maintain its dividend or the yield on its common stock, that Luminent may not be able to maintain its qualification as a REIT for federal income tax purposes, that Luminent may experience the risks associated with investing in real estate, including changes in business conditions and the general economy, and that Luminent’s strategies may not be effective (including portfolio management and hedging strategies and strategy to protect net interest spreads). Luminent’s filings with the Securities and Exchange Commission contain a more complete description of these and many other risks to which Luminent is subject. Because of those risks, Luminent’s actual results, performance or financial condition may differ materially from the results, performance or financial condition contemplated by its forward-looking statements. The information set forth in this news release represents management’s current expectations and intentions. Luminent assumes no responsibility to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

LUMINENT MORTGAGE CAPITAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30,	December 31,
	2005	2004
(in thousands, except share and per share amounts)

Assets:
Cash and cash equivalents	$23,732	$10,581
Mortgage-backed securities available-for-sale, at fair value	694,971	186,351
Mortgage-backed securities available-for-sale, pledged as collateral, at fair value	4,404,864	4,641,604
Interest receivable	19,778	18,861
Principal receivable	18,935	13,426
Derivatives, at fair value	6,014	7,900
Other assets	4,070	1,105

Total assets	$5,172,364	$4,879,828

Liabilities:
Repurchase agreements	$4,191,025	$4,436,456
Unsettled security purchases	471,128	—
Junior subordinated notes	49,964	—
Cash distributions payable	10,841	15,959
Derivatives, at fair value	—	1,073
Accrued interest expense	16,155	17,333
Management compensation payable, incentive compensation payable, and other related party liabilities	1,315	2,952
Accounts payable and accrued expenses	682	552

Total liabilities	4,741,110	4,474,325

Stockholders’ Equity:

Preferred stock, par value $0.001:
10,000,000 shares authorized; no shares issued and outstanding	—	—

Common stock, par value $0.001:
100,000,000 shares authorized; 40,151,117 and 37,113,011 shares issued and
outstanding at June 30, 2005 and December 31, 2004, respectively	40	37
Additional paid-in capital	510,720	478,457
Deferred compensation	(3,243)	(2,207)
Accumulated other comprehensive loss	(67,379)	(61,368)
Accumulated distributions in excess of accumulated earnings	(8,884)	(9,416)

Total stockholders’ equity	431,254	405,503

Total liabilities and stockholders’ equity	$5,172,364	$4,879,828

LUMINENT MORTGAGE CAPITAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months	For the Six Months
	Ended June 30,	Ended June 30,
	2005	2005
(in thousands, except share and per share amounts)

Revenues:

Net interest income:
Interest income	$42,463	$84,978
Interest expense	32,098	52,637

Net interest income	10,365	32,341
Other income(losses):
Other losses	(899)	(899)
Expenses:
Management compensation expense to related party	1,082	2,180
Incentive compensation expense to related parties	403	873
Salaries and benefits	648	856
Professional services	514	1,076
Board of directors expense	116	235
Insurance expense	137	275
Custody expense	143	194
Other general and administrative expenses	249	610

Total expenses	3,292	6,299

Net income	$6,174	$25,143

Net income per share – basic	$0.16	$0.67

Net income per share – diluted	$0.16	$0.67

Weighted-average number of shares outstanding – basic	38,176,274	37,694,382

Weighted-average number of shares outstanding – diluted	38,351,238	37,780,366

LUMINENT MORTGAGE CAPITAL, INC.

ADDITIONAL FINANCIAL INFORMATION

(Unaudited)

REIT taxable net income is calculated according to the requirements of the Internal Revenue Code, rather than GAAP. The following table reconciles GAAP net income to REIT taxable net income for the three and six months ended June 30, 2005 and 2004:

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
(in thousands)
GAAP net income	$6,174	$14,954	$25,143	$25,754

Adjustments to GAAP net income:
Amortization of organizational costs	(8)	(8)	(16)	(16)
Addback of stock compensation expense for unvested stock options	1	2	2	4
Addback of stock compensation expense for unvested restricted common stock	505	280	1,012	441
Subtract stock compensation expense for vested restricted common stock	(197)	—	(303)	—
Subtract net hedge ineffectiveness gains on futures and interest rate swap contracts	(69)	(1,422)	(777)	(1,412)
Addback change in fair value of swaption contracts	899	—	899	—
Subtract dividend equivalent rights on restricted stock	(131)	(37)	(313)	(49)
Addback (subtract) amortization of net realized (gains)/losses on futures contracts	2,534	412	(2,194)	—
Addback (subtract) net realized gains/(losses) on futures contracts	(11)	1,922	(15)	1,922

Net adjustments to GAAP net income	3,523	1,149	(1,705)	890

REIT taxable net income	$9,697	$16,103	$23,438	$26,644

Undistributed REIT taxable net income for the three and six months ended June 30, 2005 and 2004 was as follows:

	For the Three Months Ended				For the Six Months Ended
	June 30,				June 30,
	2005		2004		2005		2004
(in thousands, except per share data)
Undistributed REIT taxable net income, beginning of period	$1,944		$400		$1,791		$281
REIT taxable net income earned during period	9,697		16,103		23,438		26,644
Distributions declared during period, net of dividend equivalent rights on restricted common stock	(10,710)		(15,830)		(24,298)		(26,252)
Undistributed REIT taxable net income, end of period	$931		$673		$931		$673

Cash distributions per share declared during period	$0.27		$0.43		$0.63		$0.85

Percentage of REIT taxable net income distributed	110.4	%	98.3	%	103.7	%	98.5	%

We believe that these presentations of our REIT taxable net income are useful to investors because they are directly related to the distributions we are required to make in order to retain our REIT status. REIT taxable net income entails certain limitations, and by itself it is an incomplete measure of our financial performance over any period. As a result, our REIT taxable net income should be considered in addition to, and not as a substitute for, our GAAP-based net income as a measure of our financial performance.